                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 5)


NAME OF ISSUER                            Donnelly Corporation

TITLE OF CLASS OF SECURITIES              Class A Common Stock

CUSIP NUMBER                              257870 10 5

CUSIP No.  257870 10 5              13G
--------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

            Bernard P. Donnelly, Jr.
            ###-##-####

-------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group*
                                                         (a) (   )
            Not Applicable                               (b) (   )

-------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------
4     Citizenship or Place of Organization

            United States

-------------------------------------------------------------------
                              5     Sole Voting Power

                                          0
  Number of                   -------------------------------------
   Shares                     6     Shared Voting Power
Beneficially
    Owned                                 475,948
     by                       -------------------------------------
    Each                      7     Sole Dispositive Power
  Reporting
   Person                                 0
    With                      ------------------------------------
                              8     Shared Dispositive Power

                                          475,948
-------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by each Reporting Person

            475,948

-------------------------------------------------------------------

10    Check Box if the Aggregate Amount in Row (9) Excludes Certain
      Shares*

            (   )

-------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

            475,948/9,953,211 = 4.78%

-------------------------------------------------------------------
12    Type of Reporting Person

            IN

CUSIP No.  257870 10 5              13G
-------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

            Virginia N. Donnelly
            ###-##-####

-------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group*
                                                         (a) (   )
            Not Applicable                               (b) (   )

-------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------
4     Citizenship or Place of Organization

            United States

-------------------------------------------------------------------
                              5     Sole Voting Power

                                          0
  Number of                   -------------------------------------
   Shares                     6     Shared Voting Power
Beneficially
    Owned                                 475,948
     by                       -------------------------------------
    Each                      7     Sole Dispositive Power
  Reporting
   Person                                 0
    With                      -------------------------------------
                              8     Shared Dispositive Power

                                          475,948
-------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by each Reporting Person

            475,948

-------------------------------------------------------------------
10    Check Box if the Aggregate Amount in Row (9) Excludes Certain
      Shares*

            (   )

-------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

            475,948/9,953,211 = 4.78%

-------------------------------------------------------------------
12    Type of Reporting Person

            IN

Item 1.

      (a)   Name of Issuer
                  Donnelly Corporation
      (b)   Address of Issuer's Principal Executive Offices
                  414 East Fortieth Street
                  Holland, Michigan  49423

Item 2.

      (a)   Name of Persons Filing
                  Bernard P. Donnelly, Jr. and Virginia N. Donnelly
      (b)   Address of Principal Business Office or, if none,
            Residence
                  1306 Waukazoo Drive
                  Holland, Michigan  49424
      (c)   Citizenship
                  United States
      (d)   Title of Class of Securities
                  Class A Common Stock
      (e)   CUSIP Number
                  257870 10 5

Item 3. If this statement is filed pursuant to Rule 13-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.     Ownership

                  Not Applicable

Item 5.     Ownership of Five Percent or Less of a Class

                  This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
            Holding Company

                  Not Applicable

Item 8.     Identification and Classification of Members of the Group

                  Not Applicable

Item 9.     Notice of Dissolution of Group

                  Not Applicable

Item 10.    Certification

                  Not Applicable



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Date:  January 22, 1998


                                    _____________________________________
                                    /s/ Bernard P. Donnelly, Jr.


                                    _____________________________________
                                    /s/ Virginia N. Donnelly

                                   EXHIBIT A

                           AGREEMENT OF JOINT FILING


      Pursuant to Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, each of the undersigned does hereby agree that the Schedule 13G to which this Exhibit A is attached shall be deemed filed on behalf of each of such persons and that this Agreement may be executed in one or more counterparts.



                                    _____________________________________
                                    /s/ Bernard P. Donnelly, Jr.


                                    _____________________________________
                                    /s/ Virginia N. Donnelly